IMMEDIATE RELEASE

Media Contact:                                       Investor Relations Contact:
Douglas Petkus                                       Justin Victoria
(973) 660-5218                                       (973) 660-5340

Lowell Weiner
(973) 660-5013

                                  Wyeth Reports
                                 Results for the
                        2004 Fourth Quarter and Full Year


  >> Worldwide Net Revenue for the 2004 Fourth Quarter and Full Year Increased 7% and 10% to $4.6 Billion and $17.4 Billion, Respectively, Driven by Core Products

  >> Global Registration Dossier Submitted for Tygacil (Tigecycline), an Innovative, Injectable, Broad-Spectrum Antibiotic for Serious and Complicated Infections; Priority Review Granted by FDA

  >> Guidance Provided for 2005 Full Year Diluted Earnings Per Share of $2.70 to $2.80, Excluding Charges for Share-Based Compensation

  >> Progress Made Towards Finalization of Seventh Amendment to Nationwide Diet Drug Class Action Settlement

  >> Diet Drug Reserve Balance Increased; Reflects Management's Best Estimate of Overall Diet Drug Litigation Costs


Madison, N.J., Jan. 31, 2005 - Wyeth (NYSE: WYE) today reported results for the 2004 fourth quarter and full year. Worldwide net revenue increased 7% to $4.6 billion for the 2004 fourth quarter and 10% to $17.4 billion for the 2004 full year. Excluding the

                                       2
Wyeth (Continued)

favorable impact of foreign exchange, worldwide net revenue increased 5% and 7% for the 2004 fourth quarter and full year, respectively.

"2004 was a year of strong performance by Wyeth on many fronts. Earnings were up 9% on a pro forma basis as compared to 2003. Net revenues were up 10%, driven by healthy performances from key products such as Effexor(R), Protonix(R), Prevnar(R), Enbrel(R) and Zosyn(R). We completed upgrades in our manufacturing processes to assure consistent, worldwide supply of two important products - Enbrel and Prevnar. Our R&D productivity was exceptional and we placed 12 new compounds into development for the fourth year in a row. We submitted a global filing for Tygacil(TM), our new broad-spectrum injectable antibiotic for serious infections. We made significant progress in the matter of diet drug litigation, announcing in January both our intent to implement the Seventh Amendment and to participate in a process that could lead to settlement of downstream opt out cases," said Robert Essner, Chairman, President and Chief Executive Officer, Wyeth.

"We expect that 2005 will be a year of continued growth in earnings and net revenue and continued investment in our business to make our future even brighter. We will see an increase of more than $350.0 million in R&D spending to support our robust late-stage pipeline. We are also excited about the anticipated approval of our Grange Castle, Ireland site for the production of Enbrel. The additional capacity will help this breakthrough therapy reach its full commercial potential. These steps will allow Wyeth to grow in 2005 and prepare us for continued growth well into the future," Essner continued.

                                       3
Wyeth (Continued)

Product Highlights
------------------

Currently the number one selling antidepressant globally, EFFEXOR (Effexor and Effexor XR) achieved worldwide net revenue of $3.3 billion for the year, an increase of 23%, exceeding its longstanding goal of $3 billion in annual net revenue in 2004 and becoming Wyeth's first $3 billion product. This solid performance continues to be driven by strong clinical data supporting Effexor's use in depression and anxiety and its established therapeutic profile with prescribers.

Growth in the antidepressant category and with Effexor is moderating, reflecting several factors. For instance, during the fourth quarter, the Food and Drug Administration (FDA) directed all manufacturers of antidepressant medications to implement labeling changes regarding the use of these agents in the pediatric population and the risk of suicidality. These labeling changes are being implemented. Effexor has never been recommended for use in children and continues to be an appropriate and important therapy in treating adult patients with major depressive disorder, generalized anxiety disorder and social anxiety disorder.

PROTONIX, a proton pump inhibitor (PPI) indicated for the healing and symptomatic relief of erosive esophagitis (severe heartburn), posted net revenue of $1.6 billion for the year, an increase of 7%. Net revenue for Protonix was affected by strong prescription growth offset, in part, by continued discounting in this category. Protonix remains highly competitive in this price sensitive marketplace and achieved a 21.8% share of total prescriptions for the four-week period ended December 31, 2004.

                                       4
Wyeth (Continued)

ENBREL, a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis (RA), juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis, posted exceptionally strong sales growth for the year.

Reported by Wyeth's marketing partner Amgen, full year Enbrel net revenue in North America was $1.9 billion, an increase of 46%. Wyeth has exclusive rights to Enbrel outside of North America where net revenue for the year reached $680 million, more than double the previous year.

In the U.S., new and total prescriptions for the four-week period ended December 31, 2004 increased 90% and 44%, respectively, over the corresponding period in the prior year. The launch of the psoriasis indication in the U.S. in April has contributed significantly to recent Enbrel prescription growth. As of December, more than half of U.S. based dermatologists have written a prescription for Enbrel.

Enbrel maintained its leadership position in its category in the international market and ended the third quarter with a 31.8% dollar share of the international RA market.

In January 2005, Enbrel was approved in Japan for the treatment of RA. Enbrel will be co-promoted in Japan by Wyeth and Takeda Pharmaceutical Company, Limited and is expected to be launched mid-year.

Net revenue of PREVNAR, Wyeth's vaccine to prevent invasive pneumococcal disease in both infants and young children, was $340 million for the fourth quarter, an increase of

                                       5
Wyeth (Continued)

62%. For the year, net revenue increased 11%, reaching $1.1 billion, making Prevnar the first ever billion-dollar vaccine.

Over the past year, upgrades and improvements have been made to the Wyeth Prevnar manufacturing facilities and additional vial filling capacity became available through a third party filler. Regulatory approvals of pre-filled syringe production lines for both Wyeth and another third party filler are expected in 2005. Since May, on average over 2.5 million Prevnar doses have been produced and released each month.

Wyeth has made enhancements at every stage of the Prevnar production process in order to address the critical global need for the vaccine and ensure availability in those countries where Prevnar is currently approved as well as support its introduction into new markets.

Prevnar was launched in Belgium and Greece in 2004 and is now available in 37 markets worldwide. Also in 2004, the government of Australia announced the inclusion of Prevnar in their national vaccination program beginning in January 2005. Prevnar is expected to be included in several additional national vaccination programs in major markets throughout 2005.

Net revenue for the PREMARIN(R) family of products was $217 million for the fourth quarter, a decrease of 13% and $880 million for the year, a decrease of 31%. While prescription volume on a year-over-year basis was down significantly, for the 2004 fourth quarter versus the 2004 third quarter, Premarin family new and total prescription volume decreased 1.9% and 4.3%, respectively. For the 2004 fourth quarter versus the 2004 third quarter, PREMPRO(R) new prescription volume increased 2.1%.

                                       6
Wyeth (Continued)

Wyeth continues to focus its sales and marketing on the low-dose Premarin and Prempro options. A direct-to-consumer advertising campaign was launched in 2004 featuring Prempro 0.3 mg/1.5 mg. The national television campaign and print campaign educates women about the appropriate use of hormone therapy and encourages dialogue between women and their health care professionals about the treatment of menopausal symptoms.

Also contributing to Wyeth's growth in 2004 was ZOSYN. Zosyn remains the second largest selling and fastest growing broad-spectrum I.V. antibiotic globally. Net revenue increased 19% to $760 million for the year, reflecting growth in both the U.S. and internationally.

Building on the success of Zosyn, Wyeth submitted a global registration dossier for the investigational antibiotic TYGACIL (tigecycline) in the fourth quarter. On January 28, 2005, Wyeth announced that the FDA granted priority review status to the Company's New Drug Application (NDA) for Tygacil. A priority designation can be given to an NDA for a drug that, if approved, would be a significant improvement compared with existing treatments.

Wyeth is seeking market approval for Tygacil as a single agent therapy to treat patients with complicated intra-abdominal infections (cIAI) and complicated skin and skin structure infections (cSSSI), caused by gram-negative and gram-positive pathogens, anaerobes, and both methicillin-susceptible and methicillin-resistant strains of Staphylococcus aureus (MSSA and MRSA). Complicated infections and antibiotic resistance are serious concerns around the world, and the hope is that Tygacil will provide the global medical community

                                       7
Wyeth (Continued)

with a much needed treatment alternative. Tygacil is the first glycylcycline, a new class of antibiotic.

This was the first time Wyeth had applied simultaneously for global approval of a new product. The Tygacil registration package included the submission of an NDA with the FDA, as well as a Marketing Authorization Application (MAA) with the European Medicines Agency and additional filings with authorities in Australia and Switzerland.

RAPAMUNE(R), which is indicated for the prophylaxis of organ rejection in patients receiving renal transplants, had net revenue of $259 million for the year, an increase of 53%. Rapamune is currently the fastest growing immunosuppressant in the transplantation market.

The FDA granted pediatric exclusivity to Rapamune during the fourth quarter. Pediatric exclusivity adds six months of marketing exclusivity to the existing exclusivity or patent protection on a drug product after satisfactory completion of studies assessing the safety and efficacy in pediatric patients.

Additional information regarding Wyeth's product sales may be accessed on the Company's Internet website at www.wyeth.com by clicking on the "Investor Relations" hyperlink.

                                       8
Wyeth (Continued)

2004 Fourth Quarter Results
---------------------------

Net loss for the 2004 fourth quarter was $1,764.3 million compared with net income of $335.3 million in the prior year. Diluted loss per share for the 2004 fourth quarter was $1.32 compared with diluted earnings per share of $0.25 in the prior year. The 2004 fourth quarter included a charge of $4,500.0 million ($2,625.0 million after-tax or $1.97 per share-diluted) to increase the reserve relating to the Redux(R) and Pondimin(R) diet drug litigation. (See Diet Drug Litigation section below for further information.) The 2003 fourth quarter included a special charge of $639.9 million ($466.4 million after-tax or $0.35 per share-diluted) for manufacturing restructurings and related asset impairments and the cost of debt extinguishment.

The 2004 fourth quarter diet drug litigation charge and the 2003 fourth quarter special charge are considered to be certain significant items for purposes of analyzing the Company's results of operations. Net income and diluted earnings per share, before certain significant items, were $860.7 million and $0.64, respectively, for the 2004 fourth quarter compared with $801.7 million and $0.60, respectively, for the 2003 fourth quarter.(*) The increases in net income and diluted earnings per share, before certain significant items, for the 2004 fourth quarter were due primarily to higher net revenue and lower cost of goods sold, as a percentage of net revenue, partially offset by higher research and development spending and lower other income, net. Other income, net includes royalty income for the 2004 and 2003 fourth quarter of $49.8 million and $51.1 million, respectively. Royalty



(*) A reconciliation of net income (loss) and diluted earnings (loss) per share as reported under generally accepted accounting principles (GAAP) to net income and diluted earnings per share before certain significant items is presented following the section titled "2004 Full Year Results."

                                       9
Wyeth (Continued)

income had previously been recorded as an offset to cost of goods sold. Also included in other income, net were pre-tax gains from product divestitures amounting to approximately $5.9 million and $58.3 million in the 2004 and 2003 fourth quarter, respectively. Gains from product divestitures are not considered certain significant items because they constitute an integral part of the Company's analysis of divisional performance. However, they are important to understanding changes in the Company's reported net income. Excluding the gains from product divestitures and the certain significant items described above, net income and diluted earnings per share were $856.7 million and $0.63, respectively, for the 2004 fourth quarter as compared with $762.4 million and $0.57, respectively, for the 2003 fourth quarter.

2004 Full Year Results
----------------------

Reported net income and diluted earnings per share for the 2004 full year were $1,234.0 million and $0.91, respectively, compared with $2,051.2 million and $1.54, respectively, in the prior year. (See Footnote 4 below.) The 2004 full year included a charge of $145.5 million ($94.6 million after-tax or $0.07 per share-diluted) within Research and Development Expenses related to an upfront payment to Solvay Pharmaceuticals (Solvay), a favorable income tax adjustment of $407.6 million ($0.30 per share-diluted) within the Provision (Benefit) for Income Taxes and a diet drug litigation charge of $4,500.0 million ($2,625.0 million after-tax or $1.94 per share-diluted) as noted above. The upfront payment was made in connection with an agreement entered into between Wyeth and Solvay to co-develop and co-commercialize four neuroscience compounds, most notably, bifeprunox. The favorable income tax adjustment resulted from settlements of audit issues

                                       10
Wyeth (Continued)

offset, in part, by a provision related to developments in the 2004 third quarter in connection with a prior year tax matter. The 2003 full year included a gain of $860.6 million ($558.7 million after-tax or $0.42 per share-diluted) from the sale of 31,235,958 shares of the Company's Amgen common stock holdings, a charge of $2,000.0 million ($1,300.0 million after-tax or $0.97 per share-diluted) related to the Redux and Pondimin diet drug litigation and a special charge of $639.9 million ($466.4 million after-tax or $0.35 per share-diluted) as noted above.

The 2004 Solvay payment, income tax adjustment and diet drug litigation charge and the 2003 Amgen gain, diet drug litigation charge and special charge are considered to be certain significant items for purposes of analyzing the Company's results of operations. Net income and diluted earnings per share, before certain significant items, were $3,546.0 million and $2.62, respectively, for the 2004 full year compared with $3,258.9 million and $2.44, respectively, for the 2003 full year. The 2004 full year increase in net income and diluted earnings per share, before certain significant items, was due primarily to higher net revenue and lower cost of goods sold and selling, general and administrative expenses, as percentages of net revenue, offset, in part, by higher research and development spending and lower other income, net. Other income, net includes royalty income for the 2004 and 2003 full year of $223.0 million and $213.1 million, respectively. Royalty income had previously been recorded as an offset to cost of goods sold. Further details regarding the impact of the reclassification on prior quarters may be accessed on the Company's Internet website at www.wyeth.com by clicking on the "Investor Relations" hyperlink. Also included in other income, net were pre-tax gains from product divestitures amounting to

                                       11
Wyeth (Continued)

approximately $170.9 million and $351.3 million in the 2004 and 2003 full year, respectively.

As indicated previously, gains from product divestitures are not considered certain significant items because they constitute an integral part of the Company's analysis of divisional performance. However, they are important to understanding changes in the Company's reported net income. Excluding the gains from product divestitures and the certain significant items described above, net income and diluted earnings per share were $3,432.7 million and $2.54, respectively, for the 2004 full year as compared with $3,029.3 million and $2.27, respectively, for the 2003 full year.

Diet Drug Litigation
--------------------

The Company has recorded a 2004 fourth quarter charge of $4,500.0 million ($2,625.0 million after-tax or $1.97 per share-diluted) for costs relating to the diet drug litigation. Total charges recorded to date amount to $21,100.0 million and approximately $13,900.0 million has been paid as of December 31, 2004, leaving a balance of $7,200.0 million in the reserve. The balance in the reserve represents management's best estimate of the aggregate amount required to cover diet drug litigation costs, including payments in connection with the National Settlement (as it would be amended by the proposed Seventh Amendment), initial opt outs, PPH claims, downstream opt out cases, and the Company's legal fees related to the diet drug litigation. The latest charge takes into account the Company's decision to proceed with the proposed Seventh Amendment to the diet drug National Settlement Agreement, its settlement discussions with plaintiffs' attorneys representing a number of individuals who have opted out of the National Settlement, its experiences with

                                       12
Wyeth (Continued)

the downstream opt out cases that have been litigated or settled to date, and its projected expenses in connection with the diet drug litigation. However, due to the need for court approval of the proposed Seventh Amendment, the preliminary status of the Company's settlement discussions with attorneys representing certain downstream opt out plaintiffs, the uncertainty of the Company's ability to consummate settlements with the downstream opt out plaintiffs, the number and amount of any future verdicts that may be returned in downstream opt out and PPH litigation, and the inherent uncertainty surrounding any litigation, it is possible that additional reserves may be required in the future and the amount of such additional reserves may be significant.

                                       13
Wyeth (Continued)

A reconciliation of net income (loss) and diluted earnings (loss) per share as reported under GAAP to net income and diluted earnings per share before certain significant items is presented in the following table:

                                                                              (UNAUDITED)
                                                        --------------------------------------------------------

                                                           Three Months Ended             Twelve Months Ended
(In millions except per share amounts)                  -------------------------      -------------------------
Item Description                                        12/31/2004     12/31/2003      12/31/2004     12/31/2003
----------------------------------------------------    ----------     ----------      ----------     ----------

Net income (loss), as reported                           $(1,764.3)        $335.3        $1,234.0       $2,051.2

Gain on sale of Amgen common stock                            -              -               -            (558.7)

Diet drug litigation charges                               2,625.0           -            2,625.0        1,300.0

Special charges                                               -             466.4            -             466.4

Co-development / co-commercialization charge                  -              -               94.6           -

Income tax adjustment                                         -              -             (407.6)          -
                                                        ----------     ----------      ----------     ----------

Net income, as adjusted, before certain
  significant items(1)                                      $860.7         $801.7        $3,546.0       $3,258.9
                                                        ==========     ==========      ==========     ==========

Diluted earnings (loss) per share, as reported(2)(4)        $(1.32)         $0.25           $0.91          $1.54

Dilutive effect of common stock equivalents (CSE)(3)         (0.01)          -               -              -

Gain on sale of Amgen common stock                            -              -               -             (0.42)

Diet drug litigation charges(2)                               1.97           -               1.94           0.97

Special charges                                               -              0.35            -              0.35

Co-development / co-commercialization charge                  -              -               0.07           -

Income tax adjustment                                         -              -              (0.30)          -
                                                        ----------     ----------      ----------     ----------

Diluted earnings per share, as adjusted, before
  certain significant items(1)(4)                            $0.64          $0.60           $2.62          $2.44
                                                        ----------     ----------      ----------     ----------

Diluted earnings per share, as adjusted, before
  certain significant items and the impact of
  contingently convertible debt (1)(4)                       $0.64          $0.60           $2.65          $2.44
                                                        ==========     ==========      ==========     ==========


(1) Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income (loss) reported under GAAP. Wyeth's management uses these measures to manage and evaluate the Company's performance and believes it is appropriate to disclose these non-GAAP measures to assist investors with analyzing business performance and trends:
          o the Amgen gain and previous gains related to the Immunex/Amgen common stock transactions have been excluded due to the fact that Wyeth had not previously nor does it currently hold a position for investment purposes in an entity that, if acquired by another

                                       14
Wyeth (Continued)

               entity, would impact Wyeth's financial position or results of operations to the significant extent of the Immunex/Amgen common stock transactions;
          o the additional diet drug litigation charges increased the reserve balance for the continuing legal matter that first resulted in a charge in 1999 and have been excluded due to their nature and magnitude;
          o the special charges, which include costs related to manufacturing restructurings and asset impairments, have been excluded as the Company's management does not consider these charges to be recurring and therefore not indicative of continuing operating results. The remaining special charge, which consists of costs related to debt extinguishment, has been excluded due to its unusual one-time nature;
          o the significant upfront payment related to the co-development and co-commercialization of the four neuroscience compounds being developed with Solvay was immediately expensed and included in Research and Development Expenses. Excluding the payment from the Company's results provides a more appropriate view of operations for this accounting period; and
          o the income tax adjustment relates to certain prior tax years and has been excluded due to its nature and magnitude.

     These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings (loss) per share prepared in accordance with GAAP.

(2) The average number of common shares outstanding used to calculate the diet drug litigation charge and the diluted loss per share, as reported for the 2004 fourth quarter does not include common stock equivalents or the assumed conversion of the Company's outstanding Convertible Senior Debentures (see Footnote 4 below), as the effect of these items would be antidilutive.

(3) The $0.01 per share benefit represents the impact on diluted earning per share of excluding the dilutive effect of CSE.

(4) The 2004 full year diluted earnings per share reflects the impact of the recently issued EITF Issue 04-8, Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings Per Share (the Issue), which amended the guidance in SFAS No. 128, Earnings Per Share for diluted earnings per share (EPS) calculations. The Issue requires contingently convertible debt instruments with a market price contingency, such as the Company's outstanding $1,020.0 million aggregate principal amount of Floating Rate Convertible Senior Debentures (Debentures) due 2024, to be treated the same as traditional convertible debt instruments for EPS purposes (i.e., using the "if-converted" method). Traditional convertible debt reflects shares in diluted EPS (if dilutive) even if the stock price is below the conversion price and assumes conversion at the beginning of the period (or at time of issuance, if later). As a result, interest expense, net of capitalized interest and taxes is added back to reported net income and the additional common shares (assuming conversion) are included in total shares outstanding for purposes of calculating diluted EPS. In accordance with the Issue, which is effective for all periods ending after December 15, 2004 with restatement of previously reported diluted EPS calculations, an additional 16,890,180 shares outstanding were included in the calculation of the Company's diluted earnings (loss) per share for all periods except the 2004 fourth quarter, as the effect on the diluted loss per share would be antidilutive. Application of this Issue resulted in a dilution of $0.03 in the 2004 full year diluted earnings per share. Excluding the impact of this Issue and the certain significant items referred to above, net income and diluted earnings per share were $860.7 million and $0.64, respectively, for the 2004 fourth quarter and $3,546.0 million and $2.65, respectively, for the 2004 full year. The Company's Debentures were issued in December 2003 and there was no impact on the 2003 fourth quarter and full year diluted earnings per share as a result of the restatement for this Issue.

                                       15
Wyeth (Continued)

Segment Information
-------------------

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

                                              (UNAUDITED)
                       --------------------------------------------------------

                             Three Months                   Twelve Months
                            Ended 12/31/04                  Ended 12/31/04
                       -------------------------       ------------------------
                                       Increase/
Reportable Segment     ($ in 000's)    (Decrease)      ($ in 000's)    Increase
-------------------    ------------    ---------       ------------    --------

Pharmaceuticals          $3,741,284          8%         $13,964,110         11%
Consumer Healthcare         726,533          6%           2,557,386          5%
Animal Health               180,381         (4)%            836,532          5%
                       ------------    ---------       ------------    --------

Consolidated Total       $4,648,198          7%         $17,358,028         10%
                       ============    =========       ============    ========


       Pharmaceuticals
       ---------------
Worldwide Pharmaceuticals net revenue increased 8% for the 2004 fourth quarter and 11% for the 2004 full year due primarily to higher sales of Effexor, Enbrel, Zosyn, Prevnar, BeneFIX(R), Rapamune and rhBMP-2. Additionally, alliance revenue increased 14% and 21% to $250.5 million and $789.9 million, respectively, for the 2004 fourth quarter and full year. Increases in net revenue were also attributed to higher sales of Protonix and Zoton(R) for the 2004 full year. Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 6% for the 2004 fourth quarter and 8% for the 2004 full year.

       Consumer Healthcare
       -------------------
Worldwide Consumer Healthcare net revenue increased 6% for the 2004 fourth quarter and 5% for the 2004 full year. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue increased 3% for both the 2004 fourth

                                       16
Wyeth (Continued)

quarter and full year. Results for the 2004 fourth quarter and full year include higher sales of Centrum(R), Advil(R), Caltrate(R) and ChapStick(R). Increases in net revenue were also attributed to higher sales of Robitussin(R) and Dimetapp(R) for the 2004 full year.

       Animal Health
       -------------
Worldwide Animal Health net revenue decreased 4% for the 2004 fourth quarter and increased 5% for the 2004 full year. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue decreased 8% for the 2004 fourth quarter and increased 2% for the 2004 full year. Decreases in net revenue for the 2004 fourth quarter were due to lower sales of West Nile-Innovator(TM) and ProHeart(R) 6 due primarily to the voluntary recall of ProHeart 6 in the U.S. market in September. An FDA advisory panel to review post-marketing safety data and to make recommendations regarding future use of the product is expected to convene early 2005. Results for the 2004 full year include higher net revenue of companion animal and livestock products.

2005 Earnings Guidance
----------------------

The Company estimates pro forma diluted earnings per share for 2005 will be $2.70 to $2.80. This estimate excludes all share-based compensation, which will be recorded in accordance with the recently issued Statement of Financial Accounting Standards (SFAS) 123R, Share-Based Payment, as well as any potential one-time impact, if any, from the repatriation of permanently reinvested earnings from foreign subsidiaries under the American Jobs Creation Act. Net revenue is expected to grow 5% to 9% and gross margin is expected to be approximately 70% to 72%. Selling, general and administrative expenses are expected to increase at a low single-digit rate and research and development

                                       17
Wyeth (Continued)

expenses are projected to grow at a mid-to-high teens rate, reflecting the large number of projects the Company will have in late-stage development during 2005. Interest expense is expected to be slightly higher than 2004 levels. Asset sale gains are expected to be $200 to $300 million. The tax rate is expected to be approximately 21.5% to 22.5%.

                                       18
Wyeth (Continued)

Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

Management prepares and is responsible for the Company's consolidated financial statements which are prepared in accordance with accounting principles generally accepted in the United States and which are audited by independent external auditors. The financial information contained in this press release, which is unaudited, is subject to revision and should not be considered final until the Company files its Annual Report on Form 10-K, which is scheduled to occur on or before March 16, 2005. At the present time, the Company has no reason to believe that there will be changes to the financial information contained herein.

The statements in this press release that are not historical facts, including the entire section under the caption "2005 Earnings Guidance," are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and success of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Company's periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                       19
Wyeth (Continued)

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the fourth quarter and full year. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed on the Company's Internet website at www.wyeth.com by clicking on the "Investor Relations" hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company's Internet website.

                                       20
Wyeth (Continued)

The comparative results of operations are as follows:
(In thousands except per share amounts)

                                                                   (UNAUDITED)
                                            ---------------------------------------------------------

                                               Three Months Ended             Twelve Months Ended
                                            -------------------------      --------------------------
                                            12/31/2004     12/31/2003       12/31/2004     12/31/2003
                                            -----------    ----------      -----------    -----------
Net Revenue                                  $4,648,198    $4,333,410      $17,358,028    $15,850,632

Cost of Goods Sold                            1,383,427     1,353,674        4,947,269      4,590,148

Selling, General and Administrative
  Expenses                                    1,598,245     1,500,812        5,799,791      5,468,174

Research and Development Expenses               645,198       576,410        2,460,610      2,093,533

Interest Expense, Net                            24,892        25,958          110,305        103,140

Other Income, Net                               (39,799)     (114,108)        (330,100)      (545,326)

Gain on Sale of Amgen Common Stock                 -             -                -          (860,554)

Special Charges                                    -          639,905             -           639,905

Diet Drug Litigation Charges                  4,500,000          -           4,500,000      2,000,000
                                            -----------    ----------      -----------    -----------

Income (Loss) Before Income Taxes            (3,463,765)      350,759         (129,847)     2,361,612

Provision (Benefit) for Income Taxes(1)      (1,699,422)       15,496       (1,363,844)       310,420
                                            -----------    ----------      -----------    -----------

Net Income (Loss)(2)(4)                     $(1,764,343)     $335,263       $1,233,997     $2,051,192
                                            ===========    ==========      ===========    ===========


Basic Earnings (Loss) Per Share                  $(1.32)        $0.25            $0.93          $1.54
                                            ===========    ==========      ===========    ===========

Average Number of Common Shares
  Outstanding During Each
  Period - Basic(3)                           1,334,456     1,332,603        1,333,691      1,330,276

Diluted Earnings (Loss) Per Share(2)(3)(4)       $(1.32)        $0.25            $0.91          $1.54
                                            ===========    ==========      ===========    ===========

Average Number of Common Shares
  Outstanding During Each
  Period - Diluted(3)                         1,334,456     1,340,422        1,354,489      1,336,430



(1) The 2004 full year results included a third quarter favorable income tax adjustment of $407,600 ($0.30 per share-diluted) as a result of settlements of audit issues offset, in part, by a provision related to developments in the 2004 third quarter in connection with a prior year tax matter.

(2) Net loss and diluted loss per share for the 2004 fourth quarter were $1,764,343 and $1.32, respectively, compared with net income and diluted earnings per share of $335,263 and $0.25 in the prior year. The 2004 fourth quarter net loss and diluted loss per share included a charge of $4,500,000 ($2,625,000 after-tax or $1.97 per share-diluted) to increase the reserve relating to the Redux and Pondimin diet drug litigation. The 2003 fourth quarter net income and diluted earnings per share included a special charge of $639,905 ($466,441 after-tax or $0.35 per share-diluted) related to manufacturing restructurings and related asset impairments and the cost of debt extinguishment. Excluding these items from the 2004 and 2003 fourth quarter results, net income and diluted earnings per share for the 2004 fourth quarter both increased 7%.

                                       21
Wyeth (Continued)

     The 2004 full year net income and diluted earnings per share were $1,233,997 and $0.91, respectively, compared with $2,051,192 and $1.54, respectively, in the prior year. The 2004 full year net income and diluted earnings per share included a first quarter charge of $145,500 ($94,575 after-tax or $0.07 per share-diluted) within Research and Development Expenses related to the upfront payment to Solvay in connection with the co-development and co-commercialization of four neuroscience compounds, and the third quarter income tax adjustment and the fourth quarter diet drug litigation charge mentioned above. The 2003 full year net income and diluted earnings per share included a first quarter gain of $860,554 ($558,694 after-tax or $0.42 per share-diluted) from the sale of the remaining 31,235,958 shares of the Company's Amgen common stock holdings, a third quarter charge of $2,000,000 ($1,300,000 after-tax or $0.97 per share-diluted) related to the Redux and Pondimin diet drug litigation and the fourth quarter special charge described above. Excluding these items from the 2004 and 2003 full year results, net income and diluted earnings per share for the 2004 full year increased 9% and 7%, respectively.

(3) The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share for the 2004 full year and the 2003 fourth quarter and full year due to the assumed conversion of the Company's outstanding convertible senior debentures (Debentures) and outstanding stock options into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes is added back to reported net income and the additional common shares (assuming conversion) are included in total shares outstanding. The average number of common shares outstanding for diluted earnings per share has been restated for the 2003 fourth quarter and full year in accordance with EITF Issue 04-8 as discussed above. The Company's Debentures were issued in December 2003 and there was no impact on the 2003 fourth quarter and full year diluted earnings per share as a result of the restatement.

     The average number of common shares outstanding for diluted loss per share for the 2004 fourth quarter does not include common stock equivalents or the assumed conversion of the Company's outstanding Debentures, as the effect on the diluted loss per share would be antidilutive. Therefore, the average number of common shares outstanding for diluted loss per share is the same as for basic loss per share.

(4) The 2004 fourth quarter and full year results include the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the
     Act), which was passed into law in December 2003. In accordance with applicable accounting guidance, the Company's postretirement benefit obligation has been remeasured as of January 1, 2004. The impact of this remeasurement will be amortized over the average working life of the Company's eligible employees. The effect of the Act resulted in a pre-tax decrease of approximately $7,700 and $30,800 in the Company's 2004 fourth quarter and full year postretirement benefit costs, respectively.